Exhibit 99.1

Darling International Inc.

News Release
March 16, 2006

DARLING INTERNATIONAL ANNOUNCES RESULTS
FOR FISCAL YEAR AND FOURTH QUARTER 2005

        Irving, Texas, March 16, 2006:   Darling International Inc. (AMEX: DAR) today reported net income of $7.7 million, or $0.12 per share, for the fiscal year ended December 31, 2005, as compared to $13.9 million, or $0.22 per share, for the fiscal year ended January 1, 2005. Sales and earnings for the fourth quarter and fiscal year ended December 31, 2005, as compared to the same period of the prior year, are as follows:

FOURTH QUARTER

        For the fourth fiscal quarter 2005, the Company's net sales were $76.9 million as compared to $71.4 million for the fourth fiscal quarter 2004. Increases in finished product prices and raw material supplies accounted for the majority of the $5.5 million increase.

        In spite of significantly higher energy prices for natural gas and diesel fuel, net income for the fourth fiscal quarter 2005 increased to $2.1 million, or $0.03 per share, as compared to net income of $0.9 million, or $0.01 per share, for the 2004 comparable period.

FISCAL YEAR

        For Fiscal 2005, the Company's net sales decreased $11.3 million to $308.9 million as compared to $320.2 million for Fiscal 2004. Decreases in finished product prices and raw material supplies accounted for the majority of the net sales decline.

        For the fiscal year ended December 31, 2005, the Company reported net income of $7.7 million as compared to net income of $13.9 million for the 2004 comparable period. The $6.2 million decrease in net income for fiscal 2005 resulted primarily from (i) higher energy prices, (ii) lower availability of beef raw material supplies as a result of the continued closure of export markets to U.S. beef, and (iii) lower commodity prices for finished goods. The Company also realized a before tax gain of $2.8 million in Fiscal 2004, resulting from a settlement with past insurers.

        Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, "Historically high natural gas and diesel fuel prices, continued restrictions on the export of our finished products, reduced raw material volumes and lower finished product prices made for a challenging fiscal 2005."

NATIONAL BY-PRODUCTS ACQUISITION

        As previously announced on February 3, 2006, Darling has been granted early termination of the Hart-Scott-Rodino waiting period by the Federal Trade Commission in connection with the Company's proposed acquisition of certain assets of National By-Products, LLC ("NBP"). Darling continues to anticipate that the transaction, which is subject to additional customary closing conditions including financing and approval by Darling shareholders and NBP unit holders, will be completed in the first half of 2006.

INTERNAL CONTROLS AND PROCEDURES

        As a result of its evaluation of the Company's internal control over financial reporting, management identified a material weakness related to the Company's accounting for state income taxes in Fiscal 2005. In late 2004, the Company hired an outside consultant to examine its potential qualification for certain state tax credits. The outside consultant conducted an extensive review of state law and determined that the Company was entitled to substantial state tax credits relating to certain state activities in 2000 through 2004. Prior to recording these credits in the fourth quarter of 2005, the Company asked its outside tax advisor (which is a firm other than its independent registered public accounting firm, but is one of the "Big Four" accounting firms), to review the work conducted by, and the conclusions of, the outside consultant. The tax advisor agreed with the conclusions reached by the outside consultant. Consequently, the Company recorded the identified tax credits in its preliminary 2005 consolidated financial statements as an offset to its 2005 income tax expense.

Subsequently, in reviewing the Company's internal control over financial reporting, management concluded that the Company should have required additional substantiating documentation to ensure that it was probable that the benefits related to the recorded state tax credits would be sustained. Consequently, management determined that there was a material weakness in the Company's internal control over financial reporting related to accounting for state income taxes. As a result of this deficiency, there was a material error in state income tax expense in the Company's preliminary 2005 consolidated financial statements, and a more than remote likelihood that a material misstatement of the consolidated financial statements would not have been prevented or detected. The error in state income tax expense in the Company's preliminary 2005 consolidated financial statements was approximately $565,000.

        In order to remediate the deficiency relating to accounting for state income taxes identified above, the Company intends to add as an internal control over financial reporting a procedure to ensure that additional substantiating documentation relating to proposed state tax credits is obtained to ensure that it is probable that benefits related to a recorded credit will be sustained.

        Darling International will host a conference call to discuss the Company's fourth quarter and full Fiscal 2005 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, March 17, 2006. To listen to the conference call, participants calling from within North America may dial 800-475-2151; international participants may dial 973-582-2792. Please call approximately ten minutes before the start of the call to ensure that you are connected. The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com. Following its completion, a replay of the call can be accessed until April 5, 2006 by dialing 877-519-4471 or 973-341-3080 outside of North America. The access code for the replay is 7133485. The conference call will also be archived on the company's website for seven days.

        Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        For more information, please visit http://www.darlingii.com.

{ This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets, that could cause actual results to differ materially from those projected in such forward-looking statements. Risks and uncertainties related to the Company's performance include the Company's ability to implement, timely and effectively, improved internal controls in response to the material weakness identified in connection with its accounting for state income taxes or otherwise, in order to maintain on an ongoing basis an effective internal control environment in compliance with the Sarbanes-Oxley Act of 2002. There were no changes in the Company's internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, during the last fiscal quarter of the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. }

Darling International Inc.
Consolidated Operating Results
For the Periods Ended December 31, 2005 and January 1, 2005
(Dollars in thousands, except per share amounts)
(Unaudited)

                                                   Three Months Ended                 Twelve Months Ended
                                       --------------------------------------------------------------------------
                                                               $ Change                               $ Change
                                         Dec. 31,   Jan. 1,   Favorable/       Dec. 31,    Jan. 1,   Favorable/
                                           2005      2005    (Unfavorable)      2005        2005   (Unfavorable)
                                       --------------------------------------------------------------------------

Net sales ..........................    $ 76,908     $ 71,384     $  5,524     $308,867     $320,229     $(11,362)
Costs and expenses:
    Cost of sales and operating
       expenses ....................      59,693       54,802       (4,891)     241,707      237,925       (3,782)
    Selling, general and
       administrative expenses .....       9,082        9,207          125       35,240       36,509        1,269
    Depreciation and
       amortization ................       4,397        3,923         (474)      15,787       15,224         (563)
                                        --------     --------     --------     --------     --------     --------
        Total costs and expenses ...      73,172       67,932       (5,240)     292,734      289,658       (3,076)
                                        --------     --------     --------     --------     --------     --------
Operating income ...................       3,736        3,452          284       16,133       30,571      (14,438)
Other income/(expense):
     Interest expense ..............      (1,450)      (1,535)          85       (6,157)      (6,759)         602
     Other, net ....................          12           92          (80)         903         (299)       1,202
                                        --------     --------     --------     --------     --------     --------
Total other income/(expense) .......      (1,438)      (1,443)           5       (5,254)      (7,058)       1,804
                                        --------     --------     --------     --------     --------     --------

Income from continuing operations
   before income taxes .............       2,298        2,009          289       10,879       23,513      (12,634)

Income taxes .......................        (182)        (671)         489       (3,184)      (9,245)       6,061
                                        --------     --------     --------     --------     --------     --------
Income from continuing operations
                                           2,116        1,338          778        7,695       14,268       (6,573)
Income/(loss) from discontinued
  operations, net of  tax ..........         (35)        (429)         394           46         (376)         422
                                        --------     --------     --------     --------     --------     --------

Net income .........................    $  2,081     $    909     $  1,172     $  7,741     $ 13,892     $ (6,151)
                                        ========     ========     ========     ========     ========     ========
Basic and diluted income/(loss)
  pershare:
    Continuing operations ..........      $ 0.03       $ 0.01       $ 0.02       $ 0.12       $ 0.22      $ (0.10)
    Discontinued operations ........           -            -            -            -            -            -
                                        --------     --------     --------     --------     --------     --------
Total ..............................      $ 0.03       $ 0.01       $ 0.02       $ 0.12       $ 0.22      $ (0.10)
                                        ========     ========     ========     ========     ========     ========

FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300

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